UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014 (April 21, 2014)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c)

Appointment of Corporate Financial Controller and Business Managerial Controller

On April 21, 2014, Greif, Inc. (the “Company”) announced that David C. Lloyd has been appointed as Vice President, Corporate Financial Controller. In his position, Mr. Lloyd will serve as the Company’s principal accounting officer and will oversee compliance with SEC, SOX, FASB and other regulations, ensure adherence to GAAP, manage relationships with external auditors, oversee the budget process, and coordinate closing processes. Mr. Lloyd, 44, has been a partner with the accounting firm of PricewaterhouseCoopers LLP for over five years and has over 20 years of accounting experience. For the past five years, Mr. Lloyd has been lead partner for the firm’s audit engagement of a large multinational chemical company. Mr. Lloyd succeeds Kenneth B. Andre as the Company’s principal accounting officer. Mr. Andre passed away on March 1, 2014.

The Company also announced that Christopher E. Luffler has been appointed to the newly created position of Vice President, Business Managerial Controller. In his new position, Mr. Luffler will be responsible for establishing effective practices and processes between the Corporate Financial Controller’s department and the Company’s business units and for overseeing compliance by the Company’s business operations around the globe with GAAP, internal controls and local and statutory accounting requirements. Mr. Luffler has been with the Company for over five years in various roles in the Corporate Controller Department, most recently serving as Assistant Controller.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Greif, Inc. on April 25, 2014 announcing the appointment of David Lloyd as Vice President, Corporate Financial Controller and Chris Luffler promoted to Vice President, Business Managerial Controller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: April 25, 2014	By	/s/ Gary R. Martz
Gary R. Martz Executive Vice President